ADOBE SYSTEMS INCORPORATED
EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
The Americas:
Adobe International, Inc.	Delaware
Adobe Systems Brasil Limitada	Brazil
Adobe Systems FSC, Inc.	Territory of Guam
Glassbook, Inc.	Delaware
Fotiva, Inc.	Delaware
Proactive Systems Inc.	California
Eclipse Corporation	Georgia
Accelio Corporation	Delaware
Adobe Systems Canada Inc.	Canada
Europe:
Accelio AB	Sweden
Accelio France SA	France
Accelio Ireland Ltd.	Ireland
Accelio UK Ltd.	United Kingdom
Adobe Systems Benelux BV	The Netherlands
Adobe Systems Danmark ApS	Denmark
Adobe Systems Direct Ltd.	Scotland
Adobe Systems Engineering GmbH	Germany
Adobe Systems Europe Ltd.	Scotland
Adobe Systems France SARL	France
Adobe Systems GmbH	Germany
Adobe Systems (Schweiz) GmbH	Federal Republic of Switzerland
Adobe Systems Iberica SL	Spain
Adobe Systems Italia SRL	Italy
Adobe Systems Nordic AB	Sweden
Adobe Systems Norge AS	Norway
Adobe Software Trading Company Limited	Ireland
Adobe Systems Software Ireland Limited	Ireland
Frame Technology International Limited	Ireland
Oilecca (Ireland) Ltd.	Ireland
Jetform BV	Netherlands
Jetform Norge	Norway
Asia:
JF A'Asia Pty. Ltd.	Australia
Accelio Japan Ltd.	Japan
Adobe Systems Company Ltd.	Japan
Adobe Systems India Pvt. Ltd.	India
Adobe Systems Korea Ltd.	Korea
Adobe Systems Pte. Ltd.	Singapore
Adobe Systems Pty. Ltd.	Australia

All subsidiaries of the registrant are wholly owned, directly or indirectly by Adobe, and do business under their legal names (although Adobe Systems Benelux BV and Adobe Systems Software Ireland Limited also do business as Adobe Direct).